              OPPENHEIMER MAIN STREET GROWTH & INCOME FUND®
                    Supplement dated April 30, 2003 to the
                      Prospectus dated October 23, 2002

The Prospectus is changed as follows:

   On February 24, 2003, the Fund's Board of Directors approved changing the name of "Oppenheimer Main Street Growth & Income Fund" to "Oppenheimer
   Main Street Fund" effective April 30, 2003.  References in the Prospectus to Oppenheimer Main Street Growth & Income Fund should be replaced by the new fund name Oppenheimer Main Street Fund.

April 30, 2003                                              PS0700.030